Exhibit 99.1

5.11 Announces Filing of Registration Statement for
Proposed Initial Public Offering

Irvine, Calif. – November 8, 2021 – 5.11 ABR Corp. (“5.11”), a Compass Diversified (NYSE: CODI) subsidiary, today announced that it has publicly filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) relating to a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the proposed offering have not yet been determined. 5.11 intends to list on the Nasdaq Global Market under the ticker symbol “VXI.”

Morgan Stanley, Jefferies and Baird will act as lead book-running managers for the proposed offering. William Blair and Raymond James will act as book-running managers for the proposed offering. Roth Capital Partners, CJS Securities, CIBC Capital Markets, Telsey Advisory Group, Loop Capital Markets and Academy Securities will act as co-managers for the proposed offering.

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to this offering, when available, may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attn: Prospectus Department; Jefferies LLC, 520 Madison Avenue, 2nd Floor, New York, New York 10022, Attn: Equity Syndicate Prospectus Department; or Robert W. Baird & Co. Incorporated., 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attn: Prospectus Department.

A registration statement on Form S-1 relating to the proposed offering has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the expectations related to the proposed initial public offering of 5.11’s common stock. Words such as "believes," "expects," “anticipates,” “intends,” "projects," “assuming,” and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, including, but not limited to, risks associated with the proposed initial public offering of 5.11 generally, market factors, regulatory approvals for the proposed initial public offering, general business risks and other considerations. Certain other factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020 and other filings with the SEC, as well as the risk factors enumerated in the registration statement on Form S-1 filed by 5.11 with the SEC relating to the proposed initial public offering of its common stock. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
CODI Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

CODI Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Kate Thompson / Lyle Weston
212-355-4449

5.11 Investor Relations:
ICR, Inc.
Tom Filandro
Tom.Filandro@icrinc.com

Bilun Boyner
Bilun.Boyner@icrinc.com

5.11 Media:
ICR, Inc.
Judy Lee
Judy.Lee@icrinc.com